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                        Subsidiaries
                        ------------

          Packeteer Kabushiki Kaisha
          Tokyo, Japan
          Doing business as Packeteer KK

          Packeteer Asia Pacific Limited
          Hong Kong
          Doing business as Packeteer Asia Pacific Limited

          Packeteer Europe B.V.
          The Netherlands
          Doing business as Packeteer Europe B.V.